Exhibit 99.1

TO: GMS Customers

FROM: GMS on Behalf of Our Subsidiaries

SUBJECT: GMS Enters into Agreement with The Home Depot to Be Acquired by SRS Distribution

Dear Valued Customer,

I am reaching out with exciting news about the future of GMS. Today, we announced an agreement with The Home Depot® to be acquired by its specialty trade distribution subsidiary, SRS Distribution, as it continues to expand its offerings and capabilities to better serve professional contractors. You can read our press release here.

Joining forces with SRS and The Home Depot is an important step for GMS. Our team has earned the reputation of consistently executing with focus on our strategic pillars to expand our business and the products and solutions we provide to our customers. For both commercial and residential customers, we have grown our business by opening locations in existing and new areas across the U.S. and Canada – expanding our national reach to enhance our services while maintaining our local go-to-market focus. Throughout our evolution and expansion, we have never strayed from our commitment to be the best distributor in our end markets by consistently providing outstanding service and value for our customers by creating solutions that meet your needs.

The Home Depot is a company and brand that you likely know very well, and you may be aware that it acquired SRS last year. With the addition of GMS’ wallboard, ceilings, steel framing and complementary product categories, SRS will broaden its existing offerings for professional contractors. Both SRS and The Home Depot have great respect for the strong business we have built at GMS, and the new products and capabilities we can bring to their professional contractor customer offerings. Importantly, GMS, SRS and The Home Depot also share core values that include an entrepreneurial attitude, commitment to building strong relationships, delivering excellent service and believing you can never go wrong doing the right thing. We are confident that, together with SRS, we will be in an even stronger position to serve you for years to come.

I want to emphasize that today’s announcement is only the beginning, and nothing changes today at GMS or any of our subsidiary companies. Following close, JT, along with our senior leadership team, will continue to lead GMS as part of the SRS organization. We expect the transaction to close by the end of The Home Depot’s current fiscal year (January 31, 2026), subject to the receipt of required regulatory approvals and other customary closing conditions. Until that time, GMS will continue to operate separately and independently from SRS and The Home Depot. Put simply, it remains business as usual and there are no changes to how we work with you.

We look forward to continuing to do business with you and are confident that this transaction will allow us to better serve you well into the future.

We deeply value our relationship with you and appreciate your continued support.

Sincerely,

John C. Turner, Jr.

President & CEO

GMS Inc.

Additional Information

Under the terms of the acquisition agreement, Gold Acquisition Sub, Inc., a subsidiary of The Home Depot, Inc. and SRS Distribution, Inc., will commence a cash tender offer to purchase all of the outstanding shares of GMS’ common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of GMS or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Gold Acquisition Sub, Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by GMS. The offer to purchase common stock of GMS will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF GMS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by GMS, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on GMS’ internet website at https://investor.gms.com.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, GMS’ actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many GMS stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that GMS will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring GMS to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on GMS’ relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in GMS’ public filings with the SEC, including the “Risk Factors” section of GMS’ Annual Report on Form 10-K for the fiscal year ended April 30, 2025, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Gold Acquisition Sub, Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by GMS. GMS disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.